CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 16, 2015 on the financial statements and financial highlights of the Concorde Value Fund, a series of Concorde Funds, Inc., incorporated herein by reference, and to the references to our firm under the heading “Experts” in the Proxy Statement/Prospectus being filed on Form N-14.  Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ Brad A. Kinder, CPA

Brad A. Kinder, CPA
Flower Mound, Texas
 June 2, 2016